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EXHIBIT 10.57

                                January 15, 1998

Hybridon, Inc.
620 Memorial Drive
Cambridge, Massachusetts
Attention: E. Andrews Grinstead

        Re: Consent to Issuance of Notes due 2007 in the principal amount of up to $68,750,000 and Waiver of Covenants and Defaults under Loan Agreement

Dear Sir/Madam:

        Reference is hereby made to that certain Loan and Security Agreement by and between HYBRIDON, INC. (the "BORROWER") and SILICON VALLEY BANK (the "BANK"), originally dated December 31, 1996 (the "LOAN AGREEMENT"). You have indicated that the Borrower contemplates entering into and performing its obligations under a UNIT PURCHASE AGREEMENT (as defined below) pursuant to which the Borrower intends to commence an offering (the "OFFERING") of units (the "UNITS") consisting of Notes due 2007 (the "NOTES") and warrants to purchase common stock (the "WARRANTS") as more particularly described in the Restructuring Proposal Term Sheet attached hereto as EXHIBIT A (the "TERM SHEET"). The Notes and Warrants shall be issued on substantially the terms and conditions set forth in the form of Unit Purchase Agreement by and among the Borrower and each Purchaser of Units party thereto (the "UNIT PURCHASE AGREEMENT") attached hereto as EXHIBIT B, and the form of Note and of Certificate of Designation for the Series B Preferred Stock of the Borrower attached hereto as EXHIBIT C, (collectively, the "NOTE DOCUMENTS"). Upon the satisfaction of certain conditions more particularly set forth in the Notes, the Notes and any accrued but unpaid interest thereon will convert into preferred stock of the Borrower (the "CONVERSION SECURITIES") having substantially the terms set forth in Certificate of Designation for the Series B Preferred Stock hereto. The placement agents for the Offering, or their designees, shall also receive placement and advisory warrants (the "PLACEMENT AND ADVISORY WARRANTS") to purchase Units equal, in the aggregate up to 25% of the Units issued to purchasers in the Offering. As contemplated by the Term Sheet, the Borrower may also issue the Exchange Preferred Stock and Exchange Warrants referenced therein and may, in certain instances, issue the Conversion Securities directly.

        You have also indicated that the Borrower has had discussions with representatives of certain holders of its 9% Convertible Subordinated Notes due 2004 (the "CONVERTIBLE NOTES") contemplating the exchange (the "EXCHANGE") of Convertible Notes and accrued interest


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thereonfor shares of Series A Preferred Stock of the Borrower having substantially the terms set forth on EXHIBIT D annexed hereto (the "EXCHANGE PREFERRED") and warrants to purchase common stock as set forth on the Term Sheet and contemplating waivers of certain provisions of the Indenture pursuant to which the Convertible Notes were issued, as described on EXHIBIT E annexed hereto (the "INDENTURE WAIVERS"). You have requested that the Bank amend or waive certain provisions of the Loan Agreement, the Negative Pledge Agreement entered into in connection with the Loan Agreement (the "Negative Pledge Agreement") consent to the issuance of, and performance by the Borrower of its obligations under, the Unit Purchase Agreement, the Notes, the Conversion Securities and the Exchange Preferred and other related transactions.

        1. The Bank hereby consents to the issuance of the Notes, the Conversion Securities and the Exchange Preferred and to the performance by the Borrower of its obligations thereunder, including without limitation the payment of interest and dividends thereunder, and to the Exchange, and such consent constitutes the prior written consent required by Sections 7.4 and 7.6 of the Loan Agreement. The Bank further agrees that the Notes constitute "Subordinated Debt" as that term is defined in
               Section 1.1 of the Loan Agreement, and consents to the Indenture Waivers. This consent and agreement is conditioned upon the execution among the Bank and the Secured Party referenced in the Unit Purchase Agreement of an intercreditor agreement limiting the Bank's contractual right of offset contained in the Loan Documents in certain instances until the earliest of: i) the date on which at least $35,000,000 in net proceeds has been received in the Offering, ii) the Termination Date, as defined in the Unit Purchase Agreement, or iii) the termination of the Offering by the Borrower or Pillar Investments, Ltd..

        2. The Bank's consent to the issuance of the Notes is expressly subject to the provisions of Section 7.10 of the Loan Agreement which prohibits any amendment of the Notes without the Bank's express written consent.

        3. The Bank hereby waives compliance by the Borrower with the Minimum Liquidity covenant contained in Section 6.9 of the Loan Agreement for the months ended November 30, 1997, December 31, 1997, January 31, 1998 and February 28, 1998 (ie. the first possible date on which the Borrower would be required to pledge amounts pursuant to Section 6.9 would be April 15, 1998). The Bank will require compliance with all of the financial covenants contained in the Loan Agreement commencing March 1, 1998, and first tested as of March 31, 1998 based upon a compliance certificate to be provided to the Bank on or before April 15, 1998. In addition, the Borrower will provide the Bank with a projected Compliance Certificate for March 31, 1998, as set forth in paragraph 9 hereof. The Loan Agreement is hereby modified to provide that the Compliance Certificate required to be provided pursuant to Section 6.3 of the Loan Agreement will be provided by the fifteenth of each month for the period ended on the last business day of the previous month; provided, however, that the due date of the


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               pledge referred to in Section 6.9 shall be the last business day of such month with respect to any Minimum Liquidity compliance level for which Borrower is no more than $250,000 short of achieving compliance with such Minimum Liquidity level, and on the next business day in the event that the Borrower is more than $250,000 short of achieving compliance of such Minimum Liquidity level. The Bank requires as a condition to the waivers contained in this paragraph that at least fifty (50%) of the net proceeds of the Offering will be deposited in the Borrower's demand deposit or other deposit accounts with the Bank, and that at least fifty (50%) of the Borrower's present unencumbered cash will be maintained with the Bank, all such funds to be used in the Borrower's discretion subject to the covenants in the Loan Agreement. The Bank will continue to hold all of the cash presently pledged to it as of the date of this letter as security for the Borrower's obligations to the Bank under the Loan Documents.

        4. The Bank's consent to the issuance of the Notes and waiver of the covenant breaches and defaults referenced in this letter is expressly subject to the Borrower's agreement to execute and deliver to the Bank i) an Intellectual Property Security Agreement in form attached hereto and ii) a pledge agreement in the form attached hereto respecting all stock of all subsidiaries of the Borrower and all of the Borrower's ownership interests in any limited partnerships or other business entities. Such executed agreements shall be provided to the Bank in recordable form acceptable to the Bank within two business days of delivery of this letter. The Borrower will provide the Bank with a quarterly update of all intellectual property owned by the Borrower and will cooperate with the Bank in amending the Intellectual Property Security Agreement to include any new patents, pending applications and amendments thereto owned by the Borrower. The Borrower will cooperate with the Bank in executing and delivering such other documents, instruments and agreements and taking such other actions as may be necessary to perfect the Bank's security interests granted in the Intellectual Property Security Agreement and the pledge agreement. The Bank agrees to release its security interest in the Borrower's interest in Charles River Limited Partnership ("CRLP") to permit a sale of CRLP in accordance with paragraph 10.

        5. The Borrower agrees, in consideration of the Bank's consents herein that the effective rate of interest on the Borrower's obligations to the Bank under the Loan Agreement, will increase effective January 15, 1998 to the Prime Rate plus three (3%) percent per annum. If the Borrower does not receive net proceeds from the Offering of at least $5,000,000 on or before February 16, 1998, the effective interest rate on the Borrower's obligations to the Bank under the Loan Agreement shall be increased, effective January 15, 1998 to the Prime Rate plus five (5%) percent per annum.


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        6.     The Bank's consent to the issuance of the Notes and waiver of the covenant breaches and defaults referenced in this letter is expressly subject to, and not effective until, payment by the Borrower to the Bank of a "Consent and Waiver Fee" in the amount of Thirty-Five Thousand ($35,000) Dollars. If the Borrower does not receive net proceeds from the Offering of at least $5,000,000 on or before February 16, 1998, the Borrower shall pay to the Bank an additional "Consent and Waiver Fee" of Fifteen Thousand ($15,000) Dollars on February 17, 1998. If the Borrower does not receive net proceeds from the Offering of at least $12,500,000 on or before March 16, 1998, the Borrower shall pay to the Bank, in addition to the amounts previously referenced in this paragraph, the sum of Five Thousand ($5,000) Dollars on March 17, 1998 and a like sum on the fifteenth day of each month thereafter until the Borrower has received aggregate net proceeds from the Offering of at least $35,000,000.

        7. The Borrower and the Bank hereby also agree that the Loan Agreement is hereby modified to delete any references to Anthony Payne contained therein, to waive any existing default in respect of his departure from the Borrower and to incorporate the understanding of the parties that the term "unencumbered cash on hand" contained in the definition of Minimum Liquidity in Section
               6.9 of the Loan Agreement includes all cash of the Borrower, including cash which is subject to an unperfected security interest in favor of the purchasers of the Notes and the Secured Party, except as provided in paragraphs 9 and 10 hereof.

        8. The Bank hereby waives any breach of any covenant set forth in the Loan Agreement (including, without limitation, Sections 7.4, 7.6, 7.7, 7.9 and 7.10) or the Negative Pledge Agreement which would otherwise be breached solely on account of any of the transactions described above, including, without limitation, the compensation payable to Pillar Investments, Ltd., as placement agent, in connection with the issuance of the Notes. The Bank waives any Event of Default under Section 8.3 which may presently exist as a result of the delisting of the Borrower's stock, and agrees that the granting of a security interest in favor of the purchasers of the Notes junior to the security interest in favor of the Bank on the conditions set forth in the Unit Purchase Agreement and herein, the Intercreditor Agreement and the execution and delivery of the Negative Pledge Agreement shall not constitute a "material impairment of the value or priority of the Bank's security interest in the Collateral" under Section 8.3 of the Loan Agreement. The Bank further acknowledges that the Unit Purchase Agreement and Intercreditor Agreement and attached form of Note are a "subordination agreement entered into with the Bank" for purposes of Section 8.8 of the Loan Agreement, and that the Exchange is not an Event of Default under the Loan Agreement.



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        9.     Provided that the Borrower would have Minimum Liquidity of at least $10,000,000, both before and after the payment (or escrowing) of such interest payment and that the Borrower is otherwise in compliance with the provisions of this letter, the Bank also hereby consents to the deferral by the Borrower of interest payments due April 1, 1998 (the "Deferred Payments") on the Convertible Notes until October 1, 1998, at which time the Deferred Payments may be paid in cash on Convertible Notes which are then outstanding, notwithstanding the provisions of Article 11 of the Indenture governing the Notes. For purposes of determining compliance with the Minimum Liquidity covenant, the Borrower shall provide the Bank on or before March 25, 1998 with a statement and evidence of cash balances as of such date, together with projected cash disbursements through March 31, 1998, less the scheduled amount of the April 1, 1998 interest payment on the Convertible Notes; such projected Minimum Liquidity must be at least $10,000,000 as of March 31, 1998 for the Borrower to be deemed in compliance with such covenant. The Bank shall exclude the amount of the Deferred Payments from unencumbered cash on hand in calculating Minimum Liquidity from and after April 1, 1998, provided that no exclusion shall be required with respect to Deferred Payments in respect of Convertible Notes which are no longer outstanding.

        10. The Borrower and the Bank agree that Fifty (50%) percent of the net cash proceeds (excluding customary and reasonable selling expenses and estimated taxes accrued or payable on such sales) of all sales of assets of the Borrower permitted by the Bank (other than sales of inventory in the ordinary course of business and licensing of intellectual property in the ordinary course of business and sales of assets with net cash proceeds less than $5,000 per asset), shall be paid to the Bank as a prepayment of the principal of the Borrower's obligations to the Bank under the Loan Agreement, to be applied against payments due in the inverse order of maturity of such payments. The Borrower shall not sell or otherwise alienate any of its properties or assets (other than sales of inventory and licensing of technology in the ordinary course of its business) in an aggregate amount of more than $10,000 in any thirty day period without the written consent of the Bank. The Bank and the Borrower agree that Fifty (50%) of the net proceeds of the expected sale by the Borrower of its interest in CRLP (expected to be in the aggregate $3.4 Million and expressly excluded from the limitation set forth above) shall be made available to the Borrower for payment against outstanding accounts payable of the Borrower and that the balance of such net sales proceeds (the "CRLP Withold") shall be pledged to the Bank unless or until net proceeds of at least $10,000,000 have been received by the Borrower in the Offering (which must be, in all events prior to the Termination Date). The CRLP Withold shall not be considered unencumbered cash for purposes of calculating compliance with the Minimum Liquidity covenant. If the Borrower has raised net proceeds of at least $10,000,000 by such date, the CRLP Withold shall be



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               promptly released to the Borrower. If the Borrower has not raised net proceeds of at least $10,000,000 by such date, the CRLP Withold shall be applied by the Bank against the outstanding obligations of the Borrower to the Bank under the Loan Agreement, in the inverse order of maturity. Upon the maturity of the certificate of deposit pledged to the Bank pursuant to Section
               6.9 of the Loan Agreement, the Bank will apply such funds (the "Applied Funds") against the obligations of the Borrower to the Bank under the Loan Agreement, in inverse order of maturity. In computing compliance with the Minimum Liquidity covenant after the date of application of the Applied Funds, the outstanding loan balance on which the cash pledge under Section 6.9 is calculated shall be the outstanding loan balance at the time of calculation of the required pledge plus the Applied Funds, and in computing the required pledge amount, the Borrower shall only be required to pledge the required pledge amount (calculated as provided in this sentence) minus the Applied Funds.

        11. The Borrower shall not sublease, or otherwise alienate, all or any portion of the Milford property leased by the Borrower without the written consent of the Bank. The Borrower shall, as a condition to the consents and waivers contained herein, provide the Bank with evidence of current payment of amounts due under the Milford lease and the note related thereto.

        12. The Borrower agrees, in consideration of the foregoing, that the Borrower shall not pay any cash interest payment on the Notes at any time that there is an Event of Default under the Loan Agreement.

        13. The Borrower shall as a condition to this consent and waiver have delivered to the Bank complete and up to date agings of its accounts payable and accounts receivable, in form acceptable to the Bank, and shall provide the Bank with evidence of the payment status of the lease and related note with respect to the Milford property. The Borrower shall also provide the Bank with a complete listing of all of its leasehold interests in real and personal property, the outstanding remaining payment obligations on such leases, the amount and frequency of the periodic payments under each lease, next payment due date for each lease and description of the property subject to each lease on or before January 22, 1998.

        14. The Borrower hereby ratifies and affirms all of the representations and warranties made by it in the Loan Agreement as of the date of this letter, except as expressly disclosed to the Bank.

        15. The Borrower shall pay to the Bank, in addition to all other amounts due under the Loan Agreement and hereunder, all of the Bank's reasonable costs and expenses in connection with the negotiation, documentation and implementation


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               of this letter and the documents, instruments and agreements contemplated hereby and by the Unit Purchase Agreement, including without limitation travel and other expenses reasonably incurred by the Bank.

        16. The Borrower acknowledges and confirms that to the extent that the Borrower may have any claims, offsets, counterclaims, or defenses, asserted or unasserted, the Borrower, for itself, and on behalf of its successors, assigns, parents, subsidiaries, agents, affiliates, predecessors, employees, officers, directors, executors and heirs, as applicable (collectively, the "Borrower Affiliates") releases and forever discharges the Bank, its subsidiaries, affiliates, employees, officers, directors, agents, successors and assigns, both present and former (collectively, the "Bank Affiliates") of and from any and all manner of claims, offsets, counterclaims, defenses, action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, and demands whatsoever, asserted or unasserted, in law or in equity, which against the Bank and/or the Bank Affiliates, they or the Borrower Affiliates ever had to and including the date hereof, upon or by reason of any matter, cause, causes or thing whatsoever, in connection with the Loan Agreement, the Note, this letter, the Intellectual Property Security Agreement, Pledge Agreement, Intercreditor Agreement and any other document, instrument or agreement given in connection with the Loan Agreement or the transactions related to this letter except for the obligations of the Bank in such documents, instruments and agreements to be performed after the date of this letter. The Borrower shall indemnify, defend and hold the Bank harmless of and from any claim brought or threatened against the Bank by the Borrower or any other person (as well as from attorneys' fees and expenses in connection therewith) on account of the Loan Agreement, the Note, this letter, the Intellectual Property Security Agreement, Pledge Agreement, Intercreditor Agreement and any other document, instrument or agreement given in connection with the Loan Agreement or the transactions related to this letter (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank's election reasonably acceptable to the Borrower, but at the expense of the Borrower), except in the case of the Bank's failure to comply with its obligations hereunder or thereunder, its gross negligence or willful misconduct.


        The foregoing consents and waivers are given by the Bank as of this 15th day of January, 1998, for the express purpose of facilitating the transactions described above, and are conditioned upon the undertakings of the Borrower set forth herein. Except as expressly provided herein, this consent and waiver letter shall not create a course of dealing or imply or create any course of conduct or obligation upon the Bank to consent to any future like or unlike transaction(s). The Bank expressly reserves all of its rights and remedies except to the limited extent affected hereby, and the Borrower acknowledges and agrees with the foregoing limited consent and waiver and hereby ratifies and confirms the terms and provisions of the Loan Agreement and



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ancillary documents, instruments and agreements between the Bank and the
Borrower, except as expressly modified hereby.

        This letter, when executed by the Borrower and the Bank shall constitute a contract under seal within the Commonwealth of Massachusetts, and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

                                     SILICON VALLEY BANK

                                     By:  /s/ Phillip S. Ernst
                                        ---------------------------
                                        Name:  Phillip S. Ernst, Vice President

AGREED AND ACKNOWLEDGED:
HYBRIDON, INC.

By: /s/ E. Andrews Grinstead III
   -------------------------------
   Name:  E. Andrews Grinstead III
          Chairman, Chief Executive Officer
          and President


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